EXHIBIT 12

UNITED DOMINION REALTY TRUST, INC.

COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in thousands)

	Three months ended
	March 31,				Years ended December 31,
	2004		2003		2003		2002		2001		2000		1999
Income before discontinued operations, net of minority interests	$13,220		$10,193		$48,188		$9,369		$23,232		$25,247		$53,528
Add:
Portion of rents representative of the interest factor	155		161		651		691		794		866		928
Minority interests	524		626		750		234		1,394		656		2,498
Loss on equity investment in joint venture	—		—		—		—		254		111		—
Interest on indebtedness from continuing operations	28,905		31,330		117,185		130,815		139,496		151,899		149,286

Earnings	$42,804		$42,310		$166,774		$141,109		$165,170		$178,779		$206,240

Fixed charges and preferred stock dividend:
Interest on indebtedness from continuing operations	$28,905		$31,330		$117,185		$130,815		$139,496		$151,899		$149,286
Capitalized interest	272		154		1,808		931		2,925		3,650		5,153
Portion of rents representative of the interest factor	155		161		651		691		794		866		928

Fixed charges	29,332		31,645		119,644		132,437		143,215		156,415		155,367

Add:
Preferred stock dividend	5,085		6,947		26,326		27,424		31,190		36,891		37,714
Accretion of preferred stock	1,562		—		19,271		—		—		—		—

Preferred stock dividend	6,647		6,947		45,597		27,424		31,190		36,891		37,714

Combined fixed charges and preferred stock dividend	$35,979		$38,592		$165,241		$159,861		$174,405		$193,306		$193,081

Ratio of earnings to fixed charges	1.46	x	1.34	x	1.39	x	1.07	x	1.15	x	1.14	x	1.33	x
Ratio of earnings to combined fixed charges and preferred stock dividend	1.19	x	1.10	x	1.01	x	—		—		—		1.07	x

For the year ended December 31, 2002, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $18.8 million.

For the year ended December 31, 2001, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $9.2 million.

For the year ended December 31, 2000, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $14.5 million.